Exhibit 99.1

                 Cognex Corporation Lowers Guidance for Q4 '05

     NATICK, Mass.--(BUSINESS WIRE)--Jan. 9, 2006--Cognex Corporation (NASDAQ:
CGNX) today announced that for the fourth quarter ended December 31, 2005, it expects to report revenue which is slightly below the $61 million that was at the low end of the guidance given by the company on October 17, 2005. At that revenue level, earnings are now expected to be in the range of $0.22 to $0.24 per diluted share, rather than in the previously expected range of $0.24 to $0.26 per diluted share, and below the current First Call consensus estimate of $0.26 per diluted share.
     "Although demand for our products was good in the fourth quarter of 2005, it is unfortunate that our revenue and earnings will be at, or somewhat below, the low end of our previously published guidance. The primary reason for this unanticipated shortfall is that three large orders that were in the backlog at the beginning of the quarter and that were scheduled to be shipped in the quarter were either pushed out or were cancelled. One of the two large orders that have been rescheduled for shipment in 2006 is for a surface inspection system from our SISD business unit, and the other rescheduled order is for a large number of vision sensors from our MVSD business unit," said Dr. Robert J. Shillman, Cognex's Chairman and Chief Executive Officer.
     "In addition to those two orders that have been rescheduled for a later date, a significant order from the automotive industry for products from our MVSD business unit was cancelled as a result of the customer's decision not to go forward with a large automation project. That cancellation is consistent with the slowdown in bookings that we saw in Q4 from the automotive segment following recent negative announcements made by both General Motors and Ford," concluded Dr. Shillman.

     Analyst Presentation, Earnings Conference Call and Simultaneous Webcasts

     Cognex is scheduled to present at the Eighth Annual Needham & Company Growth Conference at The New York Palace Hotel in New York, NY. Dr. Robert J. Shillman, Cognex's Chairman and Chief Executive Officer, will discuss the company's performance and future prospects on Tuesday, January 10, 2006, beginning at 11:00 a.m. ET.
     The company will release earnings for the fourth quarter of 2005 on Wednesday, January 25, 2006, after the market closes and will host a conference call at 5:00 p.m. eastern time that same day. The telephone number for the live call is 800-770-5589 (or 973-935-2039 if outside the United States). A replay will begin at approximately 7:00 p.m. eastern time on Wednesday, January 25, 2006, and will run continuously for 72 hours. The telephone number for the replay is 877-519-4471 (or 973-341-3080 if outside the United States) and the access code is 6871747.
     Internet users can listen to a real-time audio broadcast of the conference presentation and the earnings conference call as well as an archive of both webcasts on Cognex's website at http://www.cognex.com/investor/default.asp.

     About Cognex Corporation

     Cognex Corporation designs, develops, manufactures, and markets machine vision systems, or computers that can "see." Cognex is the world's leader in the machine vision industry, having shipped more than 300,000 machine vision systems, representing over $1.9 billion in cumulative revenue, since the company's founding in 1981. Cognex's Modular Vision Systems Division, headquartered in Natick, Massachusetts, specializes in machine vision systems that are used for automating the manufacture of a wide range of discrete items and for assuring their quality. Cognex's Surface Inspection Systems Division, headquartered in Alameda, California, specializes in machine vision systems that are used for inspecting the surfaces of products manufactured in a continuous fashion, such as metals, papers and plastics. In addition to its corporate headquarters in Natick, Massachusetts, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Southeast Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com.

     Forward-Looking Statement

     Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "shall" and similar words. These forward-looking statements, which include statements regarding business trends and the company's financial outlook, involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries;
(3) the inability to achieve significant international revenue; (4) fluctuations in foreign exchange rates; (5) the loss of, or significant curtailment of purchases by, any one or more principal customers; (6) the reliance upon certain sole source suppliers to manufacture and deliver critical components for the company's products; (7) challenges in integrating acquisitions and achieving anticipated benefits; and (8) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2004. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.


     CONTACT: Investor Contact:
              Cognex Corporation
              Richard Morin, 508-650-6363
              Chief Financial Officer
              or
              Business Press:
              Cognex Corporation
              Robin Pratt, 508-650-3384
              mobile: 760-505-6374
              Senior Manager, Corporate Communications